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                                                        Exhibit 99.13

                           CERTIFICATE OF SOLE STOCKHOLDER

               Merrill Lynch Asset Management, Inc., the holder of 5,000 shares of Class A common stock, par value $0.10 per share, and 5,000 shares of Class B common stock, par value $0.10 per share, of Merrill Lynch Global Allocation Fund, Inc., a Maryland corporation (the "Fund"), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount of the unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased.

                                       MERRILL LYNCH ASSET MANAGEMENT, INC.

                                       By /s/ Terry K. Glenn
                                          -------------------------------

          Dated: December 9, 1988